Exhibit 99.1

FactSet Appoints Linda S. Huber as Chief Financial Officer
Huber Brings Extensive Finance and Operations Experience, Including 15 Years as a Public Company CFO

NORWALK, Conn., August 24, 2021 – FactSet (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced the appointment of Linda S. Huber as Chief Financial Officer (CFO). She will join FactSet in early October 2021.

Huber brings over 30 years of experience in the financial services industry, including 15 years as a public company CFO. As CFO, Huber will lead FactSet’s global finance organization and oversee all financial functions, including accounting, corporate development, financial planning and analysis (FP&A), treasury, tax, and investor and media relations. She will report to Phil Snow, FactSet’s Chief Executive Officer.

“We are delighted to welcome Linda to our leadership team,” said Snow. “Linda is a seasoned business leader with extensive financial and operations experience in our industry. She has a proven track record of delivering results and creating shareholder value. I am confident her leadership and expertise will be a tremendous asset to FactSet as we continue to execute on our growth strategy.”

“I am excited to join FactSet and to partner with its talented team to drive long-term growth,” said Huber. “FactSet’s strong financial performance and innovative solutions truly position it as an industry leader, and I look forward to applying my knowledge and experience to help the Company achieve even greater success in the future.”

Huber most recently served as CFO of MSCI Inc., where she had responsibility for the company’s global finance activities, including controllership, FP&A, tax, treasury, investor relations, and enterprise risk management. Prior to joining MSCI, she served as Executive Vice President and CFO of Moody’s Corporation from May 2005 to June 2018. Earlier in her career, Huber held a variety of increasingly senior roles in financial services, including Executive Vice President and CFO at U.S. Trust Company, a subsidiary of Charles Schwab & Company, Inc.; Managing Director at Freeman & Co.; Vice President of Corporate Strategy and Development and Assistant Treasurer at PepsiCo.; Vice President of the Energy Investment Banking Group at Bankers Trust Co.; and Associate in the Natural Resources Group at The First Boston Corp.

Huber also held the rank of Captain in the U.S. Army. She earned an MBA from the Stanford Graduate School of Business and a B.S. degree in business and economics from Lehigh University. Huber currently serves on the board of directors of the Bank of Montreal.

Huber will succeed Helen Shan, who, as previously announced, has assumed leadership of FactSet’s sales organization as Chief Revenue Officer. Shan will continue to serve as CFO until Huber joins FactSet in October 2021.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 155,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

Media
Jennifer Berlin
+1 617.330.4122
jennifer.berlin@factset.com

Media & Investor Relations:
Rima Hyder
+1 857.265.7523
rima.hyder@factset.com